Exhibit 5.1

November 4, 2014

Antero Resources Midstream LLC

1615 Wynkoop Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special counsel to Antero Resources Midstream LLC, a Delaware limited liability company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of common units (the “Common Units”) representing limited partner interests in Antero Midstream Partners LP, a Delaware limited partnership to be formed upon conversion of the Company as described in the Registration Statement (the “Partnership”), pursuant to a prospectus forming a part of the Registration Statement on Form S-1 (Registration No. 333-193798), initially filed with the Securities and Exchange Commission on February 7, 2014 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Initial Registration Statement”).  On the date hereof, the Company has filed a registration statement supplement to the Initial Registration Statement pursuant to Rule 462(b) promulgated under the Securities Act (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”), that incorporates by reference the Initial Registration Statement, which was declared effective on November 4, 2014.  The Rule 462(b) Registration Statement relates to the registration of the offer and sale by the Company of an additional 2,875,000 Common Units (the “Additional Units”).

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Limited Liability Company Act (the “Delaware LLC Act”), Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the Company’s respective records and documents, certificates of the Company and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and (ii) that a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Common Units will have been duly authorized and validly executed and delivered by the parties thereto.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that (i) when the conversion of the Company into the Partnership has been completed as described in the Registration Statement (which conversion will occur after the effectiveness of the Registration Statement and before the issuance of the Additional Units to the underwriters), the Partnership will have been duly formed and will be validly existing as a limited partnership under the Delaware LP Act, (ii) the Additional Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (iii) purchasers of the Additional Units will have no obligation under the Delaware LP Act, the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents, to make further payments to the Partnership or its creditors for their purchase of Additional Units or contributions to the Partnership or its creditors solely by reason of their ownership of Additional Units or their status as limited partners of the Partnership.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware, the Delaware LLC Act and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 www.velaw.com

We hereby consent to the reference to us under the heading “Validity of Our Common Units” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.